Conflict Minerals Report
This is the Conflict Minerals Report of Extreme Networks, Inc. (“Extreme”) for the calendar year of 2014 (“CY 2014”) and is being submitted in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). Rule 13p-1 imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products.

Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment1. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 3467716 for definitions to the terms used in this Report, unless otherwise defined herein.

I.
OVERVIEW. Except as specifically stated below, the information included in this report includes the activities of all majority-owned subsidiaries of Extreme that are required to be consolidated by law.

Extreme’s products are manufactured by third party manufacturers that are responsible for the selection of the components and materials from their own design and procurement organizations. These products are very complex and utilize electrical and mechanical components from hundreds of suppliers around the world, who in turn utilize their own suppliers to source raw materials and ultimately the actual minerals used within the components of the products.

As a result of using third party manufacturers to manufacturer its networking computer products, Extreme is several levels removed from the actual mining of conflict minerals. Extreme does not make purchases of raw ore or unrefined conflict minerals and makes no purchases of conflict minerals in the Covered Countries (as defined below). However, Extreme has determined that certain conflict minerals are necessary to the functionality or production of a product or products that it manufactured or had manufactured in (“CY 2014”). Based on that determination, Extreme conducted a Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any of those conflict minerals originated in the Covered countries. Based on the results of its CY 2014 RCOI, Extreme had reason to believe that certain parts or components of one or more of its products may contain conflict minerals from a Covered Country and may not be from recycled or scrap sources. As a result, Extreme conducted the due diligence activities described in this report. Following the completion of those due diligence activities, Extreme determined that its applicable products were DRC or an adjoining country2 (together, the “Covered Countries”) conflict undeterminable (as defined in the rules and regulations of the SEC).

II.
DUE DILIGENCE. As indicated previously, Extreme is a number of steps removed in the supply chain from the smelters that process the minerals used in its products and from the mines of origin for the minerals. Therefore, Extreme has determined that it is reasonable for it to expect its suppliers to identify those “upstream” companies, namely, the smelters or refiners that represent the sources of 3TG in its supply chain.

In accordance with Rule 13p-1, Extreme has conducted, and is conducting, a due diligence effort to determine the origin of the 3TG minerals used in its computer networking products. Extreme’s approach to due diligence was integral to its RCOI process and relied heavily on developing and responding to a clear understanding of the conflict minerals risk inherent in its supply chain. Extreme aligned with the conflict minerals tools and processes developed by the Conflict Free Sourcing Initiative (“CFSI”), a consortium of the Electronics Industry

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1 Defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) to include columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives. Extreme refers to these materials as “3TG”.
2 Defined in Section 1502(e)(1) of the Act as a country that shares an internationally recognized border with the Democratic Republic of the Congo. As of the date of this filing, this includes Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

Citizenship Coalition (“EICC”), and the Global e-Sustainability Initiative (“GeSI”). In addition, in conducting its due diligence, Extreme is also in the process of continuing to implement the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework.

More specifically, Extreme’s due diligence efforts include the following:

1.
Company Policy. Extreme has established a Conflict Minerals Policy that directs its suppliers to utilize a supply chain that does not support the conflict in the DRC (and associated countries) and is requiring annual reports on the country of origin for 3TG minerals, utilizing the reporting form of the EICC and GeSI.

2.
Surveys. Extreme is conducting supply-chain surveys with its direct Tier 1 suppliers using the EICC/GeSI Conflict Minerals Reporting Template to identify the smelters and refiners and to determine the risks of any sources from the DRC or associated countries within the supply chain.

3.
Industry Supply Chain Management Tools. In addition to direct queries to its direct suppliers, Extreme utilizes industry supply chain management tools to determine if there is any risk of conflict minerals being used from DRC-conflict areas.

4.
Continual Investigation. Although Extreme has not found any 3TG minerals used in its products from a source in the DRC-conflict areas, Extreme is continually trying to identify any such risks within its supply chain. If any DRC-supported source is found, Extreme will work to remove such suppliers from its supply chain in accordance with Extreme’s environmental standards and its Conflict Minerals Policy.

III.
RESULTS. Subject to Section IV below, the Extreme’s EICC/GeSI Conflict Minerals Reporting Form that provides the detailed results of the RCOI conducted by Extreme for all products of Extreme produced during CY 2014 is available upon request made to green@extremenetworks.com.

1.
EICC Conflict Minerals Report Information. To date, the data received from these suppliers has been reviewed and utilized to populate the EICC/GeSI Conflict Minerals Report Form, which is available upon request from the email address referenced in the opening paragraph of this Section III.

2.
RCOI Result for CY2014. Based upon the information received to date, Extreme has determined in good faith that for CY 2014, its conflict minerals status resulting from its due diligence efforts shows a portion to be from EICC Certified Smelters and a portion where the status is still being determined through the EICC certification process.

IV.	LIMITATIONS.

1.
No Audit. This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.

V.
PLANNED IMPROVEMENTS. Prior to the next reporting date, Extreme is planning on implementing additional steps to improve the timeliness and substance of the information being gathered in its due diligence process to further mitigate the risk that it may be using conflict minerals from armed groups. It is anticipated that these additional steps will include:

1.
Compliance Module. Extreme plans to continue the implementation of a Compliance Module within its Product Lifecycle Management system that will be utilized for future conflict minerals reporting. Through this module, Extreme hopes to increase the response rate of its suppliers’ smelters surveys, including but not limited to its integrated circuit suppliers.

2.
Quality Management System. In addition, Extreme continues to refine RCOI and conflict minerals disclosure process so that it is part of Extreme’s Quality Management System (“QMS”). In making this process part of Extreme’s QMS, a “corrective action-preventive action process” will be implemented that will be consistent with the OECD Framework.

3.
Review of, and Improve the, Process. Extreme will continue to review and implement the requirements of Rule 13p-1 with its suppliers so that Extreme receives complete, timely, current and accurate reporting from its suppliers. More specifically, Extreme will work to increase the response rate of the suppliers’ smelters surveys. During the CY 2013 reporting cycle Extreme received responses from 78% of the suppliers and for the CY 2014 reporting cycle the response rate has increased to 85%. Also, during the next calendar year, Extreme will continue to request that its suppliers provide a completed and accurate EICC/GeSI Conflict Minerals Reporting form for the products that such suppliers manufacture for Extreme.

VI.
SUMMARY. As a result of a multi-tiered supply chain system, Extreme has been unable to determine the absolute country of origin of the 3TG utilized for all of its products. To reduce the risk of supporting the conflict in the DRC or Covered countries in the upcoming year prior to the next reporting period, Extreme will continue to diligently investigate as required by law and improve its due diligence efforts so that it utilizes top tier suppliers that are also working to avoid use of any conflict minerals from DRC or other Covered Countries.